Exhibit 5.1

e-mail:
 sarman@applebyglobal.com

direct dial:
Tel: +1 345 814 2019
Fax: +1 345 949 4901

appleby ref:
400139.0001

Australia Acquisition Corp.
Level 11, 459 Collins Street
Melbourne VIC  3000
Australia

Dear Sirs:	5 November 2010

Australia Acquisition Corp. (the “Company”)

We have acted as legal counsel in the Cayman Islands to the Company in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, (File No. 333-169983) (the "Registration Statement") related to the offering and sale (the “Offering”) of (i) up to 9,200,000 units (the “Units”), each Unit consisting of one ordinary share of the Company, par value $0.001 per share (each an “Ordinary Share” and together, the “Ordinary Shares”), and one warrant to purchase one Ordinary Share (the “Warrants”); (ii) up to 1,200,000 Units (the “Over-Allotment Units”), which the underwriters, for whom Cohen & Company Securities, LLC (the “Representative”) is acting as representative, will have a right to purchase from the Company to cover over allotments, if any; (iii) up to 800,000 Units (the “Purchase Option Units”) which the Representative will have the right to purchase for their own account or that of their designees; (iv) all Ordinary Shares and all Warrants issued as part of the Units, the Over-Allotment Units and the Purchase Option Units; and (v) all Ordinary Shares that may be issued upon exercise of the Warrants included in the Units, Over-Allotment Units and the Purchase Option Units.  We are furnishing this legal opinion as Exhibit 5.1 to the Registration Statement.

1.           Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
The Certificate of Incorporation of the Company dated July 29, 2010, and the Memorandum and Articles of Association of the Company issued by or registered with the Registrar of Companies in the Cayman Islands  on July 29, 2010 with all amendments (the “Constitutional Documents”);

1.2	A draft of the conformed [Memorandum and] Articles of Association of the Company (collectively referred to as the “Amended [Memorandum] and Articles”;
1.3	The unanimous written resolutions of the directors of the Company dated July 29, 2010 and November [•], 2010 (the “Resolutions”);

1.4	A Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”);

1.5	A certificate from a Director of the Company dated [∙] 2010 and signed by [NAME] (the “Director’s Certificate”);

1.6	A copy of the Register of Directors and Officers in respect of the Company;

1.7	A copy of the Register of Members of the Company;

1.8
The entries and filing shown in respect of the Company in the Grand Court Cause Book of the Cayman Islands maintained at the Clerk of the Courts Office in George Town, Cayman Islands, as revealed by a search on [•] November 2010 in respect of the Company for the period of one year preceding such search;

1.9	The Registration Statement;

1.10	A draft of the underwriting agreement between the Company and the Representative (the “Underwriting Agreement”);

1.11	A draft of the unit certificates constituting the Units, the Over-Allotment Units and the Purchase Option Units (the “Unit Certificates”); and

1.12
A draft of the warrant agreement and the warrant certificate constituting the Warrants (the “Warrant Documents” and, together with the Underwriting Agreement and the Unit Certificates, the “Subject  Agreements”).

2.           Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied upon the documents listed, and in some cases defined, in paragraph 1 of this opinion (“Documents”) Unless otherwise defined herein, capitalised terms have the meanings assigned to them in paragraph 1.

In stating our opinion we have assumed:

2.1
the authenticity, accuracy and completeness of all the Documents submitted to us and other documents examined by us as originals and the conformity to authentic original documents of all Documents submitted to us and other such documents examined by us as certified, conformed, notarised, faxed, scanned or photostatic copies;

2.2	that each of the Documents and other such documents which was received by us by electronic means is complete, intact and in conformity with the transmission as sent;

2.3	the genuineness of all signatures on the Documents;

2.4	the authority, capacity and power of each of the personssigning the Documents (other than the Company in respect of the Subject Agreements);

2.5	that any representation, warranty or statement of fact or law, other than as to the laws of Cayman Islands, made in any of the Documents is true, accurate and complete;

2.6
the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with or declared effective by the Commission;

2.7	that the Registration Statement, when published, will be in substantially the same form as that examined by us for purposes of this opinion;

2.8
that the Subject Agreements constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

2.9
the Subject Agreements have been or will be validly authorised and duly executed and delivered by or on behalf of all relevant parties thereto, other than the Company,  in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands) and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

2.10
the Subject Agreements are, or will be, legal, valid, binding and enforceable against all relevant parties thereto, enforceable in accordance with their terms under the laws of the State of New York by which laws they are expressed to be or are impliedly governed, and under all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.11
the choice of the laws of the State of New York as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.12
that there are no provisions of the laws or regulations of any jurisdiction (other than the Cayman Islands) which would be contravened by the execution or delivery of the Subject Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Subject Agreements is required to be performed or taken in any jurisdiction outside the Cayman Islands, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

2.13
that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the directors of the Company as unanimous written resolutions of the directors of the Company, that all interests of the Directors in the subject matter of the Resolutions, if any, have been declared and disclosed in accordance with the Articles of Association of the Company and that there is no matter affecting the authority of the directors to effect entry by the Company into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

2.14	that the Company has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business;2.15 that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of illegally preferring one creditor over another;

2.16	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units or the Shares or the Warrants comprising such Units; and

2.17
there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3.           Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company has been duly incorporated as an exempted company with limited liability and is validly existing under the laws of the Cayman Islands. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of the Cayman Islands;

3.2	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the

Company against payment in full of the consideration, in accordance with the terms set out in the Registration Statement and the Underwriting Agreement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) and duly registered in the Company’s Register of Members, such Ordinary Shares will be validly issued, fully paid and non-assessable in accordance with the Resolutions, the Constitutional Documents and the Amended [Memorandum and] Articles and upon entry on the Register of Members of such Ordinary Shares, the subscriber will be the registered holder of such Ordinary Shares as noted on such Register of Members.

3.3
The Ordinary Shares to be issued and delivered pursuant to the Offering upon the exercise of the Warrants in accordance with the Warrant Documents, against payment in full of the consideration, in accordance with the terms set out in the Registration Statement and the Underwriting Agreement, when entered in the Register of Members of the Company against the name of the relevant subscriber, will have been duly authorised, validly issued, fully paid and non-assessable  in accordance with the Resolutions, the Constitutional Documents and the Amended [Memorandum and] Articles.

3.4
The execution and delivery of the Subject Agreements and the issue and offer of the Units, the Over-Allotment Units and the Warrants by the Company as contemplated by the Registration Statement has been authorised by and on behalf of the Company and, upon due execution and delivery by the Company, each shall  constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

4.            Qualifications and Reservation

The opinions expressed above are subject to the following qualifications and reservations:

4.1
the term “enforceable” as used above means that there is a way of ensuring that the Company performs the  obligations assumed by it under the Warrant Documents and Unit Certificates or that there is a remedy available for the breach thereof. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)
enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of or contrary to the public policy of that jurisdiction;

may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of or contrary to the public policy of that jurisdiction;
(e)
the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)
the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum; and

(g)
a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Documents whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Law (2010 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2
In this opinion, the term “good standing” means that the Company has received a Certificate of Good Standing from the Registrar of Companies which means that it has filed its annual return and paid its annual fees as required to date, failing which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands.

4.3
under the Companies Law (2010 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2010 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error);

4.3
we express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of the Cayman Islands in respect of any obligations of the Company as set out in the Subject Agreements.  In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements;

4.4
We express no opinion as to any law other than Cayman Islands law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the Cayman Islands.  This opinion is limited to Cayman Islands law as applied by the Courts of the Cayman Islands at the date hereof.

4.4	the obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands;

4.6
We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of the Cayman Islands, or as to the availability in the Cayman Islands of remedies which are available in other jurisdictions;

4.7
The courts of the Cayman Islands are likely to award costs and disbursements in litigation in accordance with the relevant contractual provisions in the Subject Agreements. There is some uncertainty, however, with regard to the recoverability of post-judgment costs which, if recoverable at all, are likely to be limited to an amount determined upon taxation or assessment of those costs pursuant to the Grand Court Rules 1995. In the absence of contractual provisions as to costs, the reasonable costs (as determined by taxation as aforesaid) of the successful party will normally be recoverable, subject to the limits laid down in guidelines made under such Rules as to the type and amount of fees and expenses that may be recovered. Such orders are in the discretion of the court and may be made to reflect particular circumstances of the case and the conduct of the parties;

4.8
Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds;

4.9
Any provision in the Subject Agreements that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party;

4.10
We express no opinion as to the validity or binding effect of any provision in the Subject Agreements for the payment of interest at a higher rate on overdue amounts than on amounts which are current, to pay additional amounts on prepayment of any sums due or that liquidated damages are or may be payable.  Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained.  If it cannot be demonstrated to the Cayman Islands court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages;

4.11	We express no opinion as to the validity or binding effect of any provision of the Subject Agreements which provides for the severance of illegal, invalid or unenforceable provisions;

4.12
The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on directors and shareholders is not publicly available.  We have therefore obtained the corporate documents specified in the paragraph 1 hereof and relied exclusively on the Officer’s Certificate for the verification of such corporate information;

4.13
With respect to this opinion, we have relied upon statements and representations made to us in the Officer’s Certificate provided to us by an authorised officer of the Company for the purposes of this opinion.  We have made no independent verification of the matters referred to in the Officer’s Certificate, and we qualify our opinion to the extent that the statements or representations made in the Officer’s Certificate are not accurate in any respect;

4.14
To be enforceable in the courts of the Cayman Islands, stamp duty will be chargeable on agreements such as the Underwriting Agreement and the Warrant Agreement,  in the sum of CI$2.00 each. Stamp duty is payable on execution in order to avoid penalties if such document is to be admitted in evidence in a Cayman Islands court;

4.15
Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of a company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise to pay money to the Company or to any creditors of the Company and no shareholder shall be bound by an alteration of the Memorandum or Articles of Association of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of the Company, or otherwise to pay money to the Company or to creditors of the Company;

4.16
We express no opinion as to any law other than Cayman Islands law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the Cayman Islands. This opinion is limited to Cayman Islands law as applied by the Courts of the Cayman Islands at the date hereof.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully
/s/ Appleby

Appleby